EXHIBIT 12

                        STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                     ----------------------------------

                                                                      For The Year Ended December 31,
                                                                      -------------------------------
                                                1998               1997*            1996*            1995*          1994*
                                                ----               ----             ----             ----           ----
                                                                     (In thousands, except ratio data)

     Earnings available to fixed charges:
       Income before income taxes               $684,846         $485,334         $428,300         $377,151        $338,432
     Fixed charges -
       Interest expense                           60,397           76,413           58,541           51,443          31,435
       Portion of rent determined
         to be interest (1)                       18,838           16,963           15,185           12,964         10,824
       Minority interest in income
         of subsidiary trust                      26,692            1,528              0                0              0
       Eliminate equity in earnings               (7,127)          (5,831)          (6,364)          (5,993)         (5,661)
                                                --------         --------         --------         --------        ---------
                                                $787,900         $574,407         $495,662         $435,565        $375,030
                                                ========         ========         ========         ========       ========
     Fixed charges:
       Interest expense                         $ 60,397         $  76,413        $  58,541        $  51,443      $  31,435
       Portion of rent determined
         to be interest (1)                       18,838            16,963           15,185           12,964         10,824
       Minority interest in income
         of subsidiary trust                      26,692             1,528             0                0             0
                                                --------         ---------        ---------        ---------      ---------
                                                $105,927         $  94,904        $  73,726        $  64,407      $  42,259
                                                ========         =========        =========        =========      =========
     Ratio of earnings to
       fixed charges                                7.53              6.05             6.72             6.76          8.87
                                                ========         =========        =========        =========      =========
      (1)  A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

   * Restated for the May 1998 merger with Calphalon Corporation, which was accounted for as a pooling of interests.
